Media & Analyst Contact:
Miranda Foster
Commvault +1-646-370-9785
mfoster@commvault.com
COMMVAULT USHERS IN NEW LEADERSHIP

-- Industry veteran Sanjay Mirchandani succeeds President and CEO Bob Hammer, will build on Commvault’s leadership momentum and drive aggressive growth --
Tinton Falls, N.J. – Feb. 5, 2019 - Commvault (NASDAQ: CVLT), a recognized global enterprise software leader in the management of data for cloud and on premises environments, today announced the appointment of Sanjay Mirchandani as President and Chief Executive Officer and member of the Board, effective immediately. Mirchandani, previously the CEO of Puppet, an Oregon-based IT automation company, replaces retiring President and CEO Bob Hammer. Hammer has led the company for more than two decades, growing it to a $3.1 billion market cap. Also announced today was the appointment of Nick Adamo as Chairman of the Board, replacing Hammer who will remain on the Board as Chairman Emeritus; both changes will become effective April 18, 2019.
The appointment of Mirchandani concludes an extensive, global executive search initiated as part of a transformation initiative to drive sustained business performance and accelerate Commvault’s growth. Mirchandani has held senior leadership positions at VMware, EMC and Microsoft and has significant expertise in the transformation of IT. At Puppet, he grew the user base of Puppet’s open source and commercial solutions to more than 40,000, including 75% of the Fortune 100.
“Sanjay’s accomplishments at Puppet demonstrate a deep understanding of multi-cloud and cloud native applications,” said Commvault’s incoming Chairman, Nick Adamo. “We are confident he is the ideal person to build on Commvault’s current momentum and champion the rich heritage of combining innovation with unwavering focus on customer and partner success.”
Mirchandani also brings a wealth of international business experience through his diverse, well-rounded background in technology having held senior global positions over his career. He also grew Puppet's presence and partnerships across the globe and opened five new offices in Seattle, Singapore, Sydney, Timisoara and Tokyo.

“I’m honored to join the Commvault team with its respected reputation, industry-leading technology and services, and infectious company culture,” said Mirchandani. “Commvault’s partner-driven approach is closely aligned with my own. I look forward to being an advocate for our customer, channel and partner ecosystems to deliver complete solutions.”
Al Bunte, who has served alongside Hammer for more than two decades, is stepping down from his role as Chief Operating Officer while maintaining his position as a member of the Board of Directors. Both Hammer and Bunte will remain with the company through a transitionary period, with Hammer stepping away from the transition effective March 31, 2019.
“Bob and Al have contributed to Commvault in immeasurable ways. The Board is looking forward to the future under Sanjay’s leadership,” said Commvault Board member Martha Bejar. “Sanjay has a well-deserved global reputation and has consistently risen to the top in previous organizations.”

About Commvault
Commvault is the recognized leader in data backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use its most critical asset — its data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,500 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com.
Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.
©1999-2019 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Commvault HyperScale, ScaleProtect, Commvault OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third-party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.